EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Murphy Oil Corporation:

We consent to the incorporation by reference in the registration statement Murphy Oil Corporation 2008 Stock Plan for Non-Employee Directors on Form S-8 of Murphy Oil Corporation of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Murphy Oil Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Murphy Oil Corporation.

Our report refers to changes in the methods of accounting for share-based payments and recognition of defined pension and other postretirement plans in 2006 and to changes in the method of accounting for planned major maintenance activities, uncertain tax positions and measurement of defined pension and other postretirement plans in 2007.

KPMG  LLP

February 5, 2009
Houston, Texas